As Filed With the Securities and Exchange Commission on September 24, 2010
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BROWN-FORMAN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	61-0143150 (I.R.S. Employer Identification No.)
850 Dixie Highway
Louisville, Kentucky 40210
(Address of Principal Executive Offices)
BROWN-FORMAN CORPORATION
NONQUALIFIED SAVINGS PLAN
(Full title of the plan)
Matthew E. Hamel
Executive Vice President,
General Counsel and Secretary
Brown-Forman Corporation
850 Dixie Highway
Louisville, Kentucky 40210
(502) 585-1100
(Name, Address, and Telephone Number of Registrant’s agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Proposed
		maximum offering	Proposed	Amount of
Title of securities	Amount to be	price per	maximum aggregate	registration
to be registered	registered	share	offering price(1)	fee
Deferred Compensation Obligations (2)	$200,000,000	100%	$200,000,000	$14,260.00

(1)	Estimated solely for purposes of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act of 1933, as amended.

(2)	Deferred compensation obligations are unsecured obligations of Brown-Forman Corporation to pay deferred compensation in accordance with the Brown-Forman Corporation Nonqualified Savings Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          Brown-Forman Corporation (the “Registrant”) has sent or given or will send or give documents containing the information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”) to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents filed by the Registrant with the SEC, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document;
(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended April 30, 2010 (filing date June 25, 2010);
(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2010 (filing date September 2, 2010); and
(3)	The Registrant’s Current Report on Form 8-K filed on July 23, 2010 (except the information at those items which the Form 8-K states shall not be deemed “filed” for purposes of Section 18 of the Exchange Act) and on September 23, 2010.
          All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.
Item 4. Description of Securities.
          Upon recommendation from its Compensation Committee, on July 22, 2010, the Registrant’s Board of Directors adopted, a Nonqualified Savings Plan (the “Plan”) that allows selected key management or highly compensated employees to defer receipt and taxation of elected portions of base salary and incentive pay. The Plan is effective for calendar year 2011 and thereafter.
          Under the Plan, eligible employees of the Registrant and its affiliates may elect, prior to the start of a calendar year, to defer receipt of up to 50% of base salary and holiday bonuses, and, by elections made no later than 6 months before the end of their respective performance periods, up to 75% of short and long term incentive awards otherwise available in cash. In addition, the Plan provides that the Registrant will add contributions to make up for any lost match under the Registrant’s 401(k) plan that results from the fact that deferrals into the Plan reduce taxable compensation that otherwise would be 401(k)-eligible pay upon which matching in the 401(k) plan is calculated. The Registrant’s 401(k) plan provides for matching of $1 for every $1 deferred into it, up to 5% of total taxable compensation, with an annually-indexed limit on the total compensation that can be considered ($245,000 in 2010). For example, if a participant whose base salary, holiday pay and short term cash incentive would have been over the annual 401(k) plan statutory limit of total compensation that can be considered, is reduced as a result of Plan deferrals to below level, then the Registrant will add 5% of that difference to the Plan to make up for the lost matching opportunity.
          The Plan also allows for additional discretionary contributions by the Registrant, but the Registrant does not currently intend to use this feature of the Plan. If the Registrant does make a discretionary contribution in the future, the amount, and to whom it is credited, will be determined by the Registrant’s Compensation Committee (with respect to named executive officers) or Employee Benefits Committee (with respect to other participating employees).
          All deferrals to the Plan, and the Registrant’s contributions to it, are 100% vested when made, as are any deemed earnings related to those contributions. Earnings or losses on the contributions credited for each participant will be credited daily, based on the actual net investment return of investment funds that have yet to be selected. Once investment options are selected, participants will direct how their accounts are deemed invested as among those options. The benefits owed under the Plan will be general unsecured obligations of the Registrant. While the Registrant intends to set the deferred amounts aside in a trust for accounting and benefit tracking convenience, and so that investment risk with respect to the amounts to be paid in the future is reduced, that trust will be a “grantor” trust and no participant will have a direct ownership or beneficial interest in it, and its assets will continue to be subject to claims of the Registrant’s general creditors.
          Pursuant to current tax laws, the Registrant will not be entitled to an income tax deduction on the benefits owed under the Plan until the benefits become taxable to the participants, which will generally be when the benefits are actually paid. Benefits accumulated under the Plan will be payable at either a participant-selected date that is at least 2 years after a contribution is made, or after termination of employment. Amounts payable after termination are payable in a lump sum 6 months after that termination, except in the case of participants who leave the Registrant’s employment after age 55 with at least 5 years of service. In the latter event, the a form of payment (lump sum or installments of up to 10 years) and the time payments start (up to 10 years after retirement) will be elected by the participant with respect to each year’s Plan contributions.
          The employees eligible for the Plan will be those selected by the Registrant, and will generally be those who are eligible to participate in the Registrant’s long term incentive compensation program.
          The right to receive payment of the deferred compensation obligations under the Plan may not be assigned, sold, transferred, pledged or encumbered, except to such extent as may be required by law. Any attempt by any person to transfer or assign benefits under the Plan other than a claim for benefits by a participant or his or her beneficiary(ies), will be null and void. There is no trading market for the obligations. The obligations are not convertible into any other security of the Registrant.
          The Registrant may amend the Plan at any time. In addition, the Registrant may terminate or suspend the Plan to the extent permitted without adverse tax consequences under Treas. Reg. Section 1.409A-3(j)(4)(ix) and such other applicable guidance under Section 409A of the Code; provided that no termination or amendment of the Plan shall deprive a participant of the right to receipt of amounts credited to the participant’s account, in accordance with the terms of the Plan.
Item 5. Interests of Named Experts and Counsel.
          Not Applicable.
Item 6. Indemnification of Directors and Officers.
          Sections 145(a) and (b) of the Delaware General Corporation Law (the “DGCL”) provide generally that a corporation has the power to indemnify its officers, directors, employees and agents against expenses, including attorneys’ fees, judgments, fines and settlement amounts actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors, officers, employees or agents of the corporation (or serving or having served in such positions in another entity at the request of the corporation) if such person shall have acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation (and, with respect to any criminal action, had no reasonable cause to believe the person’s conduct was unlawful), except that if such action shall be by or in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or another court in which the suit was brought, shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.
          Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 145(a) and (b) of the DGCL, as described in the preceding paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
          As permitted by Section 102(b)(7) of the DGCL, the Registrant’s Certificate of Incorporation provides that a director shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except that a director may be liable (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.
          In addition, the By-laws of the Registrant permit the Registrant’s board of directors to adopt a resolution providing for the indemnification of the Registrant’s officers and directors to the extent authorized by law.
          A directors’ and officers’ insurance policy insures the Registrant’s directors and officers against liabilities incurred in their capacity as such for which they are not otherwise indemnified, subject to certain exclusions and policy limits.
Item 7. Exemption from Registration Claimed.
          None.
Item 8. Exhibits.

4.1	Brown-Forman Corporation Nonqualified Savings Plan

5.1	Opinion of Frost Brown Todd LLC, counsel to the Registrant

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Frost Brown Todd LLC, counsel to the Registrant (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to the Registration Statement)
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the undersigned registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, State of Kentucky, on this 24th day of September, 2010.

BROWN-FORMAN CORPORATION
By:	/s/ Paul C. Varga
Paul C. Varga
Chief Executive Officer and Chairman of the Company

          KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Paul C. Varga and Donald C. Berg, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Paul C. Varga Paul C. Varga	Director, Chairman of the Company, and Chief Executive Officer	September 24, 2010

/s/ Donald C. Berg Donald C. Berg	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 24, 2010

/s/ Jane C. Morreau Jane C. Morreau	Senior Vice President and Director of Finance, Accounting and Technology (Principal Accounting Officer)	September 24, 2010

Geo. Garvin Brown IV	Director, Presiding Chairman of the Board

Signature	Title	Date

/s/ Patrick Bousquet-Chavanne Patrick Bousquet-Chavanne	Director	September 24, 2010

/s/ Martin S. Brown, Jr. Martin S. Brown, Jr.	Director	September 24, 2010

Bruce L. Byrnes	Director

/s/ John D. Cook John D. Cook	Director	September 24, 2010

/s/ Sandra A. Frazier Sandra A. Frazier	Director	September 24, 2010

/s/ Richard P. Mayer Richard P. Mayer	Director	September 24, 2010

/s/ William E. Mitchell William E. Mitchell	Director	September 24, 2010

/s/ William M. Street William M. Street	Director	September 24, 2010

/s/ Dace Brown Stubbs Dace Brown Stubbs	Director	September 24, 2010

/s/ James S. Welch, Jr. James S. Welch, Jr.	Director	September 24, 2010

EXHIBIT INDEX

Exhibit
No.	Description

4.1	Brown-Forman Corporation Nonqualified Savings Plan

5.1	Opinion of Frost Brown Todd LLC, counsel to the Registrant

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Frost Brown Todd LLC, counsel to the Registrant (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to the Registration Statement)